Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 MEF of Nabors Energy Transition Corp. (the “Company”) of our report dated April 2, 2021, relating to the financial statements of Nabors Energy Transition Corp. as of March 31, 2021 and for the period from March 24, 2021 (inception) through March 31, 2021, which appears in Amendment 2 to the Registration Statement on Form S-1 (No. 333-256876) of Nabors Energy Transition Corp.

We also consent to the reference to our firm under the heading "Experts" which appears in Amendment 2 to the Registration Statement on Form S-1 (No. 333-256876) of Nabors Energy Transition Corp.

/s/ Ham, Langston & Brezina, LLP

Houston, TX
November 16, 2021